Exhibit 99.1

May 22, 2013	Analyst Contact:	Andrew Ziola 918-588-7163
	Media Contact:	Brad Borror 918-588-7582

ONEOK Chairman Reports on 2012 Business Performance
at 2013 Annual Meeting of Shareholders

Dividend Expected to Increase 55 to 65 Percent Between 2012-2015

Also Highlights Environmental, Safety and Health Performance

TULSA, Okla. – May 22, 2013 – ONEOK, Inc. (NYSE: OKE) Chairman and Chief Executive Officer John W. Gibson today gave a report on the company’s 2012 business performance at the company’s annual meeting and told shareholders that ONEOK expects to increase its dividend by 55 to 65 percent between 2012 and 2015, subject to ONEOK board approval, driven primarily by incremental earnings and cash flow to ONEOK from growth at ONEOK Partners (NYSE: OKS).

“ONEOK’s investment in ONEOK Partners, through its general partner interest and more than 43 percent total ownership interests, continues to benefit ONEOK,” said Gibson. “Our structure is working - creating value for customers, shareholders and employees.”

“Driven by growth at ONEOK Partners, we improved our overall results and continued to execute more than $5 billion of growth projects at the partnership, which, when completed between now and 2015, will generate incremental cash distributions to ONEOK from ONEOK Partners, enabling ONEOK to continue to grow its dividend,” he added.

Gibson also addressed a shareholder proposal that requested the company publish a report on the company’s methane emissions.

“We take and will continue to take the steps necessary to ensure we operate our assets safely, efficiently and environmentally responsibly,” said Gibson. “Our focus continues to be on being a prudent operator, and part of doing that includes working to minimize product losses of all types. We believe that by controlling total product lost from our systems we then control our methane emissions.”

Gibson noted that the company annually publishes a corporate responsibility report that includes detailed information about the company’s greenhouse gas emissions. He said that

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ONEOK Chairman Reports on 2012 Business Performance
At 2013 Annual Meeting of Shareholders

May 22, 2013

ONEOK does not differentiate methane from its overall greenhouse gas emissions, and the total “lost and unaccounted for” natural gas for all of its businesses is less than one percent.

Gibson then praised the company’s environmental, safety and health (ESH) efforts. “Our commitment to corporate responsibility remains strong and continues to be at the forefront of everything we do,” he said. “We have a responsibility to ourselves, our fellow employees, our communities and our families to ensure that we’re always operating our assets safely and environmentally responsibly.”

He noted that in 2012, ONEOK improved its ESH performance by:

•	Introducing an ESH Management System Framework to manage risks;

•	Decreasing its agency-reportable events by more than 30 percent, compared with 2011; and

•	Decreasing its total recordable incident rate by 17 percent, and its preventable vehicle incident rate by 24 percent, from 2011.

“While I’m proud of what we’ve done, our work will never be complete in these important areas,” Gibson said.

Gibson also thanked and recognized the company’s 4,900 employees for the company’s continued success, noting employees are the “ones who come up with the ideas that lead to new opportunities. They serve our customers and work to improve our ESH performance and operating efficiency, and they are the ones whose creativity, execution and hard work get things done for you, our shareholders.”

Business items at today’s annual meeting included:

•	The re-election of all directors to the ONEOK board of directors;

•	The ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of ONEOK for the year ending Dec. 31, 2013;

•	The approval of the material terms of compensation of the performance goals for the company’s equity compensation plan;

•	The approval of executive compensation on a non-binding, advisory basis and

•	The rejection of a shareholder proposal regarding the publication of a report on methane emissions.

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ONEOK, Inc. (pronounced ONE-OAK) (NYSE: OKE) is a diversified energy company.  We are the general partner and own 43.3 percent of ONEOK Partners, L.P. (NYSE: OKS) as of March 31, 2013, one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers.  ONEOK is among the largest natural gas distributors in the United States, serving more than two million customers in Oklahoma, Kansas and

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ONEOK Chairman Reports on 2012 Business Performance
At 2013 Annual Meeting of Shareholders

May 22, 2013

Texas.  Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.  ONEOK is a FORTUNE 500 company and is included in Standard & Poor’s (S&P) 500 Stock Index.

For more information, visit the website at www.oneok.com.

For the latest news about ONEOK, follow us on Twitter @ONEOKNews.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The forward-looking statements relate to our anticipated financial performance (including projected increases and levels of quarterly and annual dividends and projected increases and levels of quarterly and annual distributions by ONEOK Partners), liquidity, management’s plans and objectives for our growth projects and other future operations (including plans to construct additional natural gas and natural gas liquids pipelines and processing facilities), our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “potential,” “scheduled,” and other words and terms of similar meaning.

You should not place undue reliance on forward-looking statements. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. These and other risks are described in greater detail in Item 1A, Risk Factors, in our Annual Report on Form 10-K. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.

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